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                                                                    EXHIBIT 23.3

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 28, 2000, with respect to the consolidated financial statements of SFX Entertainment, Inc. as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 and the related financial statement schedule, incorporated by reference from Clear Channel Communications, Inc.'s Current Report on Form 8-K dated June 14, 2000, previously filed with the Securities and Exchange Commission, in this Registration Statement on Form S-4 and related Prospectus thereto of Clear Channel Communications, Inc. for the registration of 6.50% Notes due 2005.



                                             ERNST & YOUNG LLP

New York, New York
October 16, 2000